Ex-99. (a)(2)(c)

SCHEDULE A

To the Trust Instrument of the Victory Variable Insurance Funds

Dated February 11, 1998

Amended and Restated as of October 15, 1998

FUNDS

Name of Portfolio	Class

Victory High Yield VIP Series	I
Victory INCORE Investment Quality Bond VIP Series	I
Victory INCORE Low Duration Bond VIP Series	I
Victory RS Emerging Markets VIP Series	I
Victory RS International VIP Series	I
Victory RS Large Cap Alpha VIP Series	I
Victory RS Small Cap Growth Equity VIP Series	I
Victory S&P 500 Index VIP Series	I
Victory Variable Insurance Diversified Stock Fund	A

As of February 17, 2016